Exhibit 99.1

Ally Financial Inc.—International Operations

Condensed Combined Financial Statements (unaudited)

March 31, 2013

Condensed Combined Statement of Comprehensive Income (unaudited)

Ally Financial Inc. – International Operations

Three months ended March 31, ($ in millions)	2013	2012
Financing revenue and other interest income
Interest and fees on finance receivables and loans	$372	$391
Other financing revenue and other interest income	18	25

Total financing revenue and other interest income	390	416
Interest expense
Interest on short-term borrowings	30	44
Interest on long-term debt	154	167

Total interest expense	184	211
Depreciation expense on operating lease assets	7	11

Net financing revenue	199	194
Other revenue
Income in equity method investee	27	27
Other income, net of losses	32	41

Total other revenue	59	68
Total net revenue	258	262
Provision for loan losses	27	47
Noninterest expense
Compensation and benefits expense	38	39
Other operating expenses	69	94

Total noninterest expense	107	133
Income before income tax expense	124	82
Income tax expense	34	14

Net income	$90	$68

Translation adjustments
Translation adjustments arising from revaluations during the period	(37)	131
Less: Accumulated translation adjustments reclassified to net income during the period		(1)

Other comprehensive income (loss), net of tax	(37)	130

Comprehensive income	$53	$198

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Condensed Combined Balance Sheet (unaudited)

Ally Financial Inc. – International Operations

(in $ millions)	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents
Noninterest-bearing	$123	$71
Interest-bearing	514	817

Total cash and cash equivalents	637	888
Finance receivables and loans, net
Finance receivables and loans, net	15,175	15,228
Allowance for loan losses	(177)	(178)

Total finance receivables and loans, net	14,998	15,050
Investment in equity method investee	415	386
Deferred income tax asset	404	421
Other assets	1,289	1,345

Total assets	$17,743	$18,090

Liabilities
Short-term borrowings - Third party	$3,059	$2,800
Long-term debt - Third party	8,092	8,154
Related party debt with Ally Financial Inc.	1,402	1,848
Interest payable	155	149
Accrued expenses and other liabilities	1,451	1,583

Total liabilities	14,159	14,534
Invested equity
Parent’s net investment	3,615	3,550
Accumulated other comprehensive income (loss)	(31)	6

Total invested equity	3,584	3,556

Total liabilities and invested equity	$17,743	$18,090

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Condensed Combined Balance Sheet (unaudited)

Ally Financial Inc. – International Operations

The assets of consolidated variable interest entities that can be used only to settle obligations of the consolidated variable interest entities and the liabilities of these entities for which creditors (or beneficial interest holders) do not have recourse to our general credit were as follows.

(in $ millions)	March 31, 2013	December 31, 2012
Assets
Finance receivables and loans, net
Consumer	$4,885	$5,125
Commercial	2,479	2,368
Allowance for loan losses	(23)	(24)

Total finance receivables and loans, net	7,341	7,469
Other assets	511	447

Total assets	$7,852	$7,916

Liabilities
Short-term borrowings	$1,563	$1,480
Long-term debt	4,209	4,303
Accrued expenses and other liabilities	8	22

Total liabilities	$5,780	$5,805

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Condensed Combined Statement of Changes in Invested Equity (unaudited)

Ally Financial Inc. – International Operations

(in $ millions)	Parent’s net investment	Accumulated other comprehensive income (loss)	Total invested equity
Balance at January 1, 2012	$3,441	$(41)	$3,400
Net income	68		68
Capital contribution	75		75
Dividends to Ally Financial Inc.	(26)		(26)
Other comprehensive income	—	130	130

Balance at March 31, 2012	$3,558	$89	$3,647

Balance at January 1, 2013	$3,550	$6	$3,556

Net income	90		90
Capital contribution	3		3
Dividends to Ally Financial Inc.	(28)		(28)
Other comprehensive income		(37)	(37)

Balance at March 31, 2013	$3,615	$(31)	$3,584

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Condensed Combined Statement of Cash Flows (unaudited)

Ally Financial Inc. – International Operations

Three months ended March 31, ($ in millions)	2013	2012
Operating activities
Net cash provided by operating activities	$114	$133

Investing activities
Net increase in finance receivables and loans	(293)	(181)
Purchases of operating lease assets	(11)	(20)
Disposals of operating lease assets	83	33
Net change in restricted cash related to variable interest entity	(83)	(117)
Other, net	(37)	16

Net cash used in by investing activities	(341)	(269)

Financing activities
Net change in short-term borrowings	395	(118)
Proceeds from issuance of long-term debt	1,737	1,446
Repayments of long-term debt	(1,795)	(1,067)
Net change in related party debt with Ally Financial Inc.	(393)	73
Other, net	2	3

Net cash (used in) provided by financing activities	(54)	337

Effect of exchange-rate changes on cash and cash equivalents	30	(14)
Net (decrease) increase in cash and cash equivalents	(251)	187
Cash and cash equivalents at beginning of year	888	447

Cash and cash equivalents at March 31,	$637	$634

The Notes to the Condensed Combined Financial Statements are an integral part of these statements.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. – International Operations

1. Description of Business, Basis of Presentation, and Significant Accounting Policies

Ally Financial Inc. and its affiliated companies (formerly GMAC Inc. and referred to herein as “Ally” or “AFI”) is a leading independent, financial services firm. Founded in 1919, Ally is a leading automotive financial services company with over 90 years of experience providing a broad array of financial products and services to automotive dealers and their customers.

On November 21, 2012, Ally announced that it has reached agreements to sell substantially all of its remaining international automotive finance operations to General Motors Financial Corporation (“GMF”). The agreements include sales of Ally’s international automotive finance operations in Asia, Europe and South America (“AFI-IO”) whose focus has been on five core markets within 14 countries: China (through our joint venture, GMAC-SAIC Automotive Finance Company Limited (“GMAC-SAIC”)), Brazil, Mexico, Germany and the United Kingdom.

The proposed transactions are subject to customary regulatory review and approval as well as other closing conditions including the requirements to deliver carve-out financial statements of AFI-IO. The accompanying special purpose financial statements represent the combined financial position and results of operations for the entities governed under the agreements of sale (herein referred to as the “Carve-out Financial Statements”). Within these financial statements “we”, “us”, “the Company”, and “our” refers to AFI-IO. AFI-IO provides financial services to automotive dealer customers, predominately focusing on financing automobiles manufactured by General Motors Company (“GM”).

Combination and Basis of Presentation

The Carve-out Financial Statements include our accounts after eliminating all significant intercompany balances and transactions and include all variable interest entities (VIEs) in which we are the primary beneficiary. Refer to Note 5 for further details on our VIEs. Our accounting and reporting policies conform to accounting principles generally accepted in the United States of America (GAAP).

The financial statements of entities that operate outside of the United States generally are measured using the local currency as the functional currency. All assets and liabilities of foreign subsidiaries are translated into U.S. dollars at year-end exchange rates and the results of operations and cash flows are determined using approximate weighted average exchange rates for the period. Translation adjustments are related to foreign subsidiaries using local currency as their functional currency and are reported as a separate component of accumulated other comprehensive income (loss). Foreign currency transaction gains or losses are recorded directly to the Condensed Combined Statement of Comprehensive Income, regardless of whether such amounts are either realized or unrealized. We may elect to enter into foreign-currency derivatives to mitigate our exposure to changes in foreign-exchange rates. Refer to Derivative Instruments and Hedging Activities below for a discussion of our hedging activities of the foreign-currency exposure.

The Carve-out Financial Statements reflect the assets, liabilities, revenues and expenses directly attributable to AFI-IO, as well as allocations deemed reasonable by management, to present the financial position, results of operations, changes in invested equity and cash flows on a stand-alone basis. The principal allocation methodologies have been described below. The financial information included herein may not necessarily reflect the financial position, results of operations, changes in invested equity and cash flows of the AFI-IO in the future or what they would have been had AFI-IO been a separate, stand-alone entity during the periods presented.

AFI provided certain corporate services to us, and costs associated with these functions have been allocated to us. These allocations include costs related to corporate services, such as executive management, information technology, legal, finance and accounting, investor relations, human resources, risk management, tax, treasury, and other services. The allocations represent costs for services directly benefiting AFI-IO. A service is a benefit if it improves or has the potential to improve the operations or profitability of the benefited entity. An activity is generally considered to provide a benefit if the party in receipt of the services would have performed the same or similar activity for itself or would be willing to pay a third party to perform the same or similar activity. The total amount of these allocations from AFI was approximately $16 million for the three months ended March 31, 2013

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. – International Operations

and 2012. These cost allocations are reflected within other operating expenses in our Condensed Combined Statement of Comprehensive Income as well as classified as “Allocated corporate overhead expense” in Note 14. Management believes the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented.

The allocations may not reflect the expense we would have incurred as a stand-alone company for the periods presented. Actual costs that we may have incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in certain areas.

The Parent’s net investment represents AFI’s interest in our recorded net assets. The Parent’s net investment balance represents the cumulative net investment made by AFI in us through that date, including any prior net income or loss or other comprehensive income (loss) attributed to us and contributions received from or distributions made to AFI. Certain transactions between us and other related parties that are wholly-owned subsidiaries of AFI, including allocated expenses and settlement of intercompany transactions, are also included in the Parent’s net investment.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and that affect income and expenses during the reporting period and related disclosures. In developing the estimates and assumptions, management uses all available evidence; however, actual results could differ because of uncertainties associated with estimating the amounts, timing, and likelihood of possible outcomes.

2. Other Income, Net of Losses

Details of other income, net of losses, were as follows.

Three months ended March 31, ($ in millions)	2013	2012
Insurance commissions income (a)	$16	$15
Late charge and other administrative fees	9	10
Other income, net of losses	7	16

Total other income, net of losses	$32	$41

(a)	Primarily represents commissions earned from third party insurance companies related to insurance policies purchased by retail finance customers.

3. Other Operating Expenses

Details of other operating expense were as follows.

Three months ended March 31, ($ in millions)	2013	2012
Allocated corporate overhead expense (a)	$16	$16
Technology and communication	16	14
Local non income taxes	19	12
Professional services	9	8
Other operating expenses	44	44
Settlement of non income tax contingency	(35)	—

Total other operating expenses	$69	$94

(a)	Refer to Note 14.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. – International Operations

4. Finance Receivables and Loans, Net

The composition of finance receivables and loans, net, reported at carrying value before allowance for loan losses was as follows.

($ in millions)	March 31, 2013	December 31, 2012
Consumer automobile	$10,572	$10,466
Commercial	4,603	4,762

Total finance receivables and loans (a)	$15,175	$15,228

(a)	Totals are net of unearned income, unamortized premiums and discounts, and deferred fees and costs of $1,715 million and $1,746 million at March 31, 2013, and December 31, 2012, respectively.

The following tables present an analysis of the activity in the allowance for loan losses on finance receivables and loans.

	Consumer
($ in millions)	automobile	Commercial	Total
Allowance as of January 1, 2013	$155	$23	$178
Charge offs	(43)	(1)	(44)
Recoveries	14	1	15

Net charge offs	(29)		(29)
Provision for loan losses	30	(3)	27
Other	1		1

Allowance as of March 31, 2013	$157	$20	$177

Allowance for loan losses
Ending balance	$157	$20	$177
Individually evaluated for impairment		6	6
Collectively evaluated for impairment	157	14	171
Finance receivables and loans, net
Ending balance	10,572	4,603	15,175
Individually evaluated for impairment		72	72
Collectively evaluated for impairment	10,572	4,531	15,103

	Consumer
($ in millions)	automobile	Commercial	Total
Allowance as of January 1, 2012	$138	$44	$182
Charge offs	(30)		(30)
Recoveries	14		14

Net charge offs	(16)		(16)
Provision for loan losses	50	(3)	47
Other	6		6

Allowance as of March 31, 2012	$178	$41	$219

Allowance for loan losses
Ending balance	$178	$41	$219
Individually evaluated for impairment		9	9
Collectively evaluated for impairment	178	32	210
Finance receivables and loans, net
Ending balance	10,466	4,762	15,228
Individually evaluated for impairment		83	83
Collectively evaluated for impairment	10,466	4,679	15,145

The following table presents an analysis of our past due finance receivables and loans, net, reported at carrying value before allowance for loan losses.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. – International Operations

($ in millions)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total finance receivables and loans
March 31, 2013
Consumer automobile	$101	$47	$81	$229	$10,343	$10,572
Commercial			72	72	4,531	4,603

Total finance receivables and loans, net	$101	$47	$153	$301	$14,874	$15,175

December 31, 2012
Consumer automobile	$97	$45	$79	$221	$10,245	$10,466
Commercial			69	69	4,693	4,762

Total finance receivables and loans, net	$97	$45	$148	$290	$14,938	$15,228

The following table presents the carrying value before allowance for loan losses of our finance receivables and loans recorded at historical cost on nonaccrual status.

($ in millions)	March 31, 2013	December 31, 2012
Consumer automobile	$104	$100
Commercial	72	69

Total finance receivables and loans	$176	$169

Management performs a quarterly analysis of the consumer automobile and commercial portfolios using a range of credit quality indicators to assess the adequacy of the allowance based on historical and current trends. The tables below present the population of loans by quality indicators for our consumer automobile and commercial portfolios.

Nonperforming loans include finance receivables and loans on nonaccrual status when the principal or interest has been delinquent for 90 days or when full collection is determined not to be probable. Refer to Note 1 for additional information. The following table presents performing and nonperforming credit quality indicators in accordance with our internal accounting policies for our consumer finance receivables and loans recorded at historical cost reported at carrying value before allowance for loan losses.

	March 31, 2013			December 31, 2012
($ in millions)	Performing	Nonperforming	Total	Performing	Nonperforming	Total
Consumer automobile	$10,468	$104	$10,572	$10,366	$100	$10,466

The following table presents pass and criticized credit quality indicators for our commercial finance receivables and loans recorded at historical cost and reported at carrying value before allowance for loan losses.

	March 31, 2013			December 31, 2012
($ in millions)	Pass	Criticized (a)	Total	Pass	Criticized (a)	Total
Commercial	$3,785	$818	$4,603	$3,916	$846	$4,762

(a)	Includes loans classified as special mention, substandard, or doubtful. These classifications are based on regulatory definitions and generally represent loans within our portfolio that have a higher default risk or have already defaulted.

Impaired Loans

Loans are considered impaired when we determine it is probable that we will be unable to collect all amounts due according to the terms of the loan agreement. For more information on our impaired finance receivables and loans, refer to Note 1.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. – International Operations

The following table presents information about our impaired finance receivables and loans recorded at historical cost.

($ in millions)	Unpaid principal balance	Carrying value before allowance	Impaired with no allowance	Impaired with an allowance	Allowance for impaired loans
Commercial
March 31, 2013	$72	$72	$18	$54	$6
December 31, 2012	69	69	20	49	7

5. Securitizations and Variable Interest Entities

Overview

We are involved in several types of securitization and financing transactions that utilize special purpose entities (SPEs). An SPE is an entity that is designed to fulfill a specified limited need of the sponsor. Our principal use of securitization SPEs is to obtain liquidity by securitizing certain of our finance receivables and loans.

The SPEs involved in securitization and other financing transactions are generally considered variable interest entities (VIEs). VIEs are entities that either have a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the ability to control the entity’s activities.

Securitizations

We provide a wide range of finance receivables and loans to a diverse customer base. We often securitize these receivables (which we collectively describe as “securitized assets” or “transferred assets”) through the use of securitization entities, which are consolidated on our Condensed Combined Balance Sheet. We securitize finance receivables and loans through both public and private securitizations.

In executing a securitization transaction, we typically sell pools of finance receivables and loans to a separate, transaction-specific securitization entity for cash, servicing rights, and in some transactions, other retained interests. The securitization entity is funded through the issuance of beneficial interests in the securitized assets. The beneficial interests take the form of either notes or trust certificates that are sold to investors and/or retained by us. These beneficial interests are collateralized by the transferred receivables and entitle the investors to specified cash flows generated from the securitized assets. In addition to providing a source of liquidity and cost-efficient funding, securitizing these financial assets also reduces our credit exposure to the borrowers beyond any economic interest we may retain.

Each securitization is governed by various legal documents that often limit and specify the activities of the securitization entity. The securitization entity is generally allowed to acquire the securitized assets, to issue beneficial interests to investors to fund the acquisition of the securitized assets, and to enter into derivatives to hedge or mitigate certain risks related to the securitized assets or beneficial interests of the entity. A servicer, who is generally us, is appointed pursuant to the underlying legal documents to service the securitized assets the securitization entity holds and the beneficial interests it issues.

We may retain beneficial interests in our securitizations, which may represent a form of significant continuing economic interest. These retained interests include, but are not limited to servicing rights, interest-only strips and subordinated notes. Certain of these retained interests provide credit enhancement to the SPE as they may absorb credit losses or other cash shortfalls. Additionally, the securitization agreements may require cash flows to be directed away from certain of our retained interests due to specific over-collateralization requirements, which may or may not be performance-driven.

We generally hold certain conditional repurchase options that allow us to repurchase the securitized assets from the securitization entity. The majority of the securitizations provide us, as servicer, with a call option that allows us to repurchase the remaining transferred assets or outstanding beneficial interests at our discretion once the asset pool reaches a predefined level, which represents the point where servicing becomes burdensome (a clean-up call option). The repurchase price is typically the par amount of the assets plus accrued interest. Additionally, we

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. – International Operations

may hold other conditional repurchase options that allow us to repurchase a transferred asset if certain events outside our control are met. The typical conditional repurchase option is a delinquent repurchase option that gives us the option to purchase the securitized asset if it exceeds a certain prespecified delinquency level. We generally have complete discretion regarding when or if we will exercise these options, but we would do so only when it is in our best interest.

We may provide certain investors in our on-balance sheet securitizations and whole-loan transactions with repurchase commitments for loans that become contractually delinquent within a specified time from their date of origination or purchase. The maximum obligation of $1,864 million and $1,897 million as of March 31, 2013 and December 31, 2012, respectively, represents the principal balance for loans sold that are covered by these commitments.

Other than our customary representation and warranty provisions, these securitizations are nonrecourse to us, thereby transferring the risk of future credit losses to the extent the beneficial interests in the securitization entities are held by third parties. Representation and warranty provisions generally require us to repurchase securitized assets or indemnify the investor or other party for incurred losses to the extent it is determined that the transferred assets were ineligible or were otherwise defective at the time of sale. We did not provide any noncontractual financial support to any of these entities during 2013 or 2012.

Involvement with Variable Interest Entities

The determination of whether the assets held by these VIEs (and related liabilities) are consolidated on our balance sheet (also referred to as on-balance sheet) or not consolidated on our balance sheet (also referred to as off-balance sheet) depends on the terms of the related transaction and our continuing involvement (if any) with the VIE. We are deemed the primary beneficiary and therefore consolidate VIEs in which we have both (a) the power, through voting rights or similar rights, to direct the activities that most significantly impact the VIE’s economic performance, and (b) a variable interest (or variable interests) that (i) obligates us to absorb losses that could potentially be significant to the VIE and/or (ii) provides us the right to receive residual returns of the VIE that could potentially be significant to the VIE. We determine whether we hold a significant variable interest in a VIE based on an analysis of both qualitative and quantitative factors regarding the nature, size, and form of our involvement with the VIE. We assess whether we are the primary beneficiary of a VIE on an ongoing basis.

In our securitization transactions, we hold beneficial interests or other interests in the VIE, which represent a form of significant continuing economic interest.

We consolidate all of these entities because we have a controlling financial interest in the VIE, primarily due to our servicing activities, and because we hold a variable interest in the VIE that could potentially be significant. We are the primary beneficiary of our securitization entities for which we perform servicing activities and hold a variable interest in the form of a beneficial interest that could potentially be significant.

The consolidated VIEs included in the Condensed Combined Balance Sheet represent separate entities with which we are involved. The third-party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have such recourse to us, except for the customary representation and warranty provisions. In addition, the cash flows from the assets are restricted only to pay such liabilities. Thus, our economic exposure to loss from outstanding third-party financing related to consolidated VIEs is significantly less than the carrying value of the consolidated VIE assets. All assets are restricted for the benefit of the beneficial interest holders.

Refer to the Condensed Combined Balance Sheet for the summarized financial information related to consolidated VIEs.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. – International Operations

6. Other Assets

The components of other assets were as follows.

($ in millions)	March 31, 2013	December 31, 2012
Property and equipment at cost	$186	$240
Accumulated deprecation	(159)	(213)

Net property and equipment	27	27
Prepaid expenses and deposits	432	422
Restricted cash collections for securitization trusts (a)	381	305
Cash reserve deposits held-for-securitization trusts (b)	216	209
Investment in operating leases	128	136
Other assets	105	246

Total other assets	$1,289	$1,345

(a)	Represents cash collection from customer payments on securitized assets. These funds are distributed to investors as payments on the related secured debt.
(b)	Represents credit enhancement in the form of cash reserves for various securitization transactions.

7. Short-term Borrowings

The following table presents the composition of our short-term borrowings portfolio.

	March 31, 2013				December 31, 2012
(in $ millions)	Unsecured	Secured		Total	Unsecured	Secured		Total
Bank loans and overdrafts	$1,015	$		$1,015	$867	$		$867
Notes to secured facilities			1,831	1,831			1,785	1,785
Other	213			213	148			148

Total short-term borrowings	$1,228		$1,831	$3,059	$1,015		$1,785	$2,800

Weight average interest rate (a)				4.3%				4.3%

(a)	Based on the debt outstanding and the interest rate at March 31, 2013 and December 31, 2012.

8. Long-term Debt

The following table presents the composition of our long-term debt portfolio.

(in $ millions)	Fixed rate amount	Variable rate amount	Total amount	Interest rate	Weighted average interest rate (a)	Due date range
March 31, 2013
Senior debt	$302	$1,424	$1,726	5.17% - 14.33%	8.26%	2013 - 2016
Subordinated debt (b)	2,141	16	2,157	1.24% - 16.38%	10.92%	2013 - 2018
VIE secured debt	1,351	2,858	4,209	0.85 - 7.54%	2.32%	2013 - 2019

Total long-term debt	$3,794	$4,298	$8,092

December 31, 2012
Senior debt	$377	$1,288	$1,665	5.40 - 14.33%	8.51%	2013 - 2016
Subordinated debt (b)	2,022	164	2,186	1.24 - 16.38%	10.68%	2013 - 2018
VIE secured debt		4,303	4,303	0.93 - 6.84%	2.23%	2013 - 2018

Total long-term debt	$2,399	$5,755	$8,154

(a)	Based on debt outstanding and the interest rate at March 31, 2013 and December 31, 2012.
(b)	Includes secured long-term debt of $2.1 billion and $2.2 billion at March 31, 2013 and December 31, 2012, respectively.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. – International Operations

The following table presents the scheduled remaining maturity of long-term debt, assuming no early redemptions will occur. The actual payment of secured debt may vary based on the payment activity of the related pledged assets.

(in $ millions)	2013	2014	2015	2016	2017		2018 and thereafter		Total
Unsecured
3rd party bank lines	$700	$543	$68	$16	$		$		$1,327
3rd party bonds and debentures	113	163	68	55					399

Total unsecured	813	706	136	71					1,726

Secured
3rd party	2,012	2,238	1,348	604		160		4	6,366

Total long-term debt	$2,825	$2,944	$1,484	$675		$160		$4	$8,092

To achieve the desired balance between fixed- and variable-rate debt, we utilize interest rate swap agreements. In addition, certain of our debt obligations are denominated in currencies other than the currency of the issuing country. Foreign-currency swap agreements are used to hedge exposure to changes in the exchange rates of obligations.

The following summarizes assets restricted as collateral for the payment of the related debt obligation primarily arising from securitization transactions accounted for as secured borrowings and repurchase agreements.

(in $ millions)	March 31, 2013	December 31, 2012
Consumer finance receivables	$7,014	$7,183
Commercial finance receivables	2,673	2,429
Investment in operating leases, net (a)	91	97

Total assets restricted as collateral	9,778	9,709

Secured debt (b)	$8,197	$8,274

(a)	Balance is recorded within the ‘Other Assets’ within the Condensed Combined Balance Sheet.
(b)	Includes $1.8 billion and $1.8 billion of short-term borrowings at March 31, 2013 and December 31, 2012, respectively.

Covenants and Other Requirements

In secured funding transactions, there are trigger events that could cause the debt to be prepaid at an accelerated rate or could cause our usage of the credit facility to be discontinued. The triggers are generally based on the financial health and performance of the servicer as well as performance criteria for the pool of financial assets, such as delinquency ratios, loss ratios, commercial payment rates. During 2013 and 2012, there were no trigger events that resulted in the repayment of debt at an accelerated rate or impacted the usage of our credit facilities.

Certain entities have commitments as of March 31, 2013 to sell finance receivables related to funding transactions that do not qualify as an accounting sale and therefore are accounted for as secured borrowings.

Funding Facilities

We utilize both committed and uncommitted credit facilities. The financial institutions providing the uncommitted facilities are not contractually obligated to advance funds under them. The amounts outstanding under our various funding facilities are included on our Condensed Combined Balance Sheet.

The total capacity in our committed funding facilities is provided by banks and other financial institutions through private transactions. The committed secured funding facilities can be revolving in nature and allow for additional funding during the commitment period, or they can be amortizing and do not allow for any further funding after the closing date.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. – International Operations

9. Accrued Expenses and Other Liabilities

The components of accrued expenses and other liabilities were as follows.

($ in millions)	March 31, 2013	December 31, 2012
Payables to automotive original equipment manufacturers, net	$414	$442
Current income tax payable (a)	254	267
Accounts payable	248	234
Non-income tax payable (b)	167	220
Employee compensation and benefits	109	115
Other liabilities	259	305

Total accrued expenses and other liabilities	$1,451	$1,583

(a)	Includes reserves for uncertain income tax positions, including interest and penalties, primarily related to Brazil.
(b)	Represents reserves for other non-income tax matters, including interest and penalties, primarily related to Brazil.

10. Derivative Instruments and Hedging Activities

We enter into derivative instruments, including interest rate and foreign-currency swaps and options in connection with our market risk management activities. Derivative instruments are used to manage interest rate risk relating to specific groups of assets and liabilities, including debt. In addition, we use foreign exchange contracts to mitigate foreign-currency risk associated with foreign-currency denominated debt. Our primary objective for utilizing derivative financial instruments is to manage market risk volatility associated with interest rate and foreign-currency risks related to the assets and liabilities.

Interest Rate Risk

We execute interest rate swaps to modify our exposure to interest rate risk by converting certain fixed-rate instruments to a variable-rate and certain variable-rate instruments to a fixed rate. We monitor our mix of fixed- and variable-rate debt in relation to the rate profile of our assets. When it is cost-effective to do so, we may enter into interest rate swaps to achieve our desired mix of fixed- and variable-rate debt.

We enter into economic hedges to mitigate exposure for the following categories.

•

Debt — We do not apply hedge accounting to our derivative portfolio held to mitigate interest rate risk associated with our debt portfolio. Typically, the significant terms of the interest rate swaps match the significant terms of the underlying debt resulting in an effective conversion of the rate of the related debt.

•	Other — We enter into interest rates swaps to economically hedge our net fixed versus variable interest rate exposure.

Foreign Currency Risk

We enter into derivative financial instruments to mitigate the risk associated with variability in cash flows related to foreign-currency financial instruments. Currency swaps are used to economically hedge foreign exchange exposure on foreign-currency-denominated debt by converting the funding currency to the same currency of the assets being financed. Similar to our interest rate derivatives, the swaps are generally entered into or traded concurrent with the debt issuance with the terms of the swap matching the terms of the underlying debt.

We have not elected to treat any foreign-currency derivatives as hedges for accounting purposes principally because the changes in the fair values of the foreign-currency swaps are substantially offset by the foreign-currency revaluation gains and losses of the underlying assets and liabilities.

Condensed Combined Balance Sheet Presentation

The following table summarizes the fair value amounts of derivative instruments reported on our Condensed Combined Balance Sheet. The fair value amounts are presented on a gross basis and are segregated by type of contract. At March 31, 2013 and December 31, 2012, $17 million and $21 million of the derivative contracts in a receivable position were classified as other assets on the Condensed Combined Balance Sheet, respectively. At March 31, 2013 and December 31, 2012, $16 million and $48 million of derivative contracts in a liability position were classified as accrued expenses and other liabilities on the Condensed Combined Balance Sheet, respectively.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. – International Operations

(in $ millions)	March 31, 2013			December 31, 2012
	Derivative contracts in a			Derivative contracts in a
	receivable position	payable position	Notional amount	receivable position	payable position	Notional amount
Economic hedges
Interest rate risk
Debt	$17	$15	$6,061	$21	$29	$6,174
Other					1	990

Total interest rate risk	17	15	6,061	21	30	7,164
Foreign exchange risk		1	502		18	471

Total economic hedges	17	16	6,563	21	48	7,635

Total derivatives	$17	$16	$6,563	$21	$48	$7,635

Condensed Combined Statement of Comprehensive Income Presentation

The following table summarizes the location and amounts of gains and losses on derivative instruments reported in our Condensed Combined Statement of Comprehensive Income.

Three months ended March 31, ($ in millions)	2013	2012
Economic derivatives
Gain (loss) recognized in earnings on derivatives
Interest rate contracts
Other income, net of losses	$(7)	$(3)

Total interest rate contracts	(7)	(3)

Foreign exchange contracts (a)
Interest on long-term debt	36

Total foreign exchange contracts	36

(Loss) gain recognized in earnings on derivatives	$29	$(3)

(a)	Amounts exclude gains and losses related to the revaluation of the related foreign denominated debt or receivable. Losses of $34 million and $0 million were recognized for the years ended March 31, 2013 and 2012, respectively.

11. Income Taxes

For interim income tax reporting we estimate our annual effective tax rate and apply it to our year to date ordinary income. Tax jurisdictions with a projected or year to date loss for which a tax benefit cannot be realized are excluded. The tax effects of unusual or infrequently occurring items, including changes in judgment about valuation allowances and effects of changes in tax laws or rates, are reported in the interim period in which they occur.

12. Fair Value of Financial Instruments

For purposes of this disclosure, fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability. Additionally, entities are required to consider all aspects of nonperformance risk, including the entity’s own credit standing, when measuring the fair value of a liability.

GAAP specifies a three-level hierarchy that is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities at the measurement date. Additionally, the entity must have the ability to access the active market, and the quoted prices cannot be adjusted by the entity.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. – International Operations

Level 2	Inputs are other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices in active markets for similar assets or liabilities; quoted prices in inactive markets for identical or similar assets or liabilities; or inputs that are observable or can be corroborated by observable market data by correlation or other means for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs are supported by little or no market activity. The unobservable inputs represent management’s best assumptions of how market participants would price the assets or liabilities. Generally, Level 3 assets and liabilities are valued using pricing models, discounted cash flow methodologies, or similar techniques that require significant judgment or estimation.

The following table presents the carrying and estimated fair value of financial instruments. When possible, we use quoted market prices to determine fair value. Where quoted market prices are not available, the fair value is internally derived based on appropriate valuation methodologies with respect to the amount and timing of future cash flows and estimated discount rates. However, considerable judgment is required in interpreting market data to develop estimates of fair value, so the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies could be material to the estimated fair values. Fair value information presented herein was based on information available at March 31, 2013 and December 31, 2012.

	March 31, 2013						December 31, 2012
	Carrying	Estimated fair value					Carrying	Estimated
(in $ millions)	value	Level 1	Level 2		Level 3	Total	value	fair value
Financial assets
Finance receivables and loans, net	$14,998	$	$		$15,027	$15,027	$15,050	$15,934
Notes receivable from Ally Financial Inc.							72	69
Derivative assets	17			17		17	21	21
Financial liabilities
Derivative liabilities	16			9	7	16	48	48
Short-term borrowings	3,059				3,043	3,043	2,800	2,813
Long-term debt	8,092				8,045	8,045	8,154	8,211
Debt payable to Ally Financial Inc.	1,402				1,402	1,402	1,848	1,790

The following describes the methodologies and assumptions used to determine fair value for the significant classes of financial instruments. In addition to the valuation methods discussed below, we also followed guidelines for determining whether a market was not active and a transaction was not distressed. As such, we assumed the price that would be received in an orderly transaction (including a market-based return) and not in forced liquidation or distressed sale.

•

Finance receivables and loans, net — The fair value of finance receivables was based on discounted future cash flows using applicable spreads to approximate current rates applicable to each category of finance receivables (an income approach using Level 3 inputs). The carrying value of commercial receivables in certain markets and certain other automotive-lending receivables for which interest rates reset on a short-term basis with applicable market indices are assumed to approximate fair value either because of the short-term nature or because of the interest rate adjustment feature. The fair value of commercial receivables in other markets was based on discounted future cash flows using applicable spreads to approximate current rates applicable to similar assets in those markets.

•	Debt — Debt valued using internally derived inputs, such as prepayment speeds and discount rates, was classified as Level 3.

•

Derivative instruments — We execute over-the-counter derivative contracts, such as interest rate swaps and caps. We utilize third-party-developed valuation models that are widely accepted in the market to value these over-the-counter derivative contracts. The specific terms of the contract and market observable inputs (such as interest rate forward curves and interpolated volatility assumptions) are used in the model. We classified these over-the-counter derivative contracts as Level 2 because all significant inputs into these models were market observable.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. – International Operations

We also hold certain derivative contracts that are structured specifically to meet a particular hedging objective. These derivative contracts often are utilized to hedge risks inherent within certain on-balance sheet securitizations. To hedge risks on particular bond classes or securitization collateral, the derivative’s notional amount is often indexed to the hedged item. As a result, we typically are required to use internally developed prepayment assumptions as an input into the model to forecast future notional amounts on these structured derivative contracts. Accordingly, we classified these derivative contracts as Level 3.

We are required to consider all aspects of nonperformance risk, including our own credit standing, when measuring fair value of a liability. In the event that we do not enter into legally enforceable agreements that enable the posting and receiving of collateral, we will consider our credit risk and the credit risk of our counterparties in the valuation of derivative instruments through a credit valuation adjustment (CVA), if warranted.

13. Contingencies and Other Risks

In the normal course of business, we enter into transactions that expose us to varying degrees of risk.

Concentration with GM

The profitability and financial condition of our operations are heavily dependent upon the performance, operations, and prospects of GM, and their dealers. We have preferred provider agreements that provide for limited exclusivity privileges with respect to subvention programs offered by GM. These agreements do not provide us with any benefits relating to standard rate financing or lease products. Our preferred provider agreements with GM terminate on December 31, 2013.

Legal Proceedings

We are subject to potential liability under various governmental proceedings, claims, and legal actions that are pending or otherwise asserted against us. We are named as defendants in a number of legal actions, and we are involved in governmental proceedings arising in connection with our respective businesses. Some of the pending actions purport to be class actions, and certain legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We establish reserves for legal claims when payments associated with the claims become probable and the payments can be reasonably estimated. Given the inherent difficulty of predicting the outcome of litigation and regulatory matters, it is generally very difficult to predict what the eventual outcome will be, and when the matter will be resolved. The actual costs of resolving legal claims may be higher or lower than any amounts reserved for the claims.

Other Contingencies

We are subject to potential liability under various other exposure including tax, nonrecourse loans, self-insurance, and other miscellaneous contingencies. We establish reserves for these contingencies when the item becomes probable and the costs can be reasonably estimated. The actual costs of resolving these items may be substantially higher or lower than the amounts reserved for any one item. Based on information currently available, it is the opinion of management that the eventual outcome of these items will not have a material adverse impact on our results of operations, financial position, or cash flows.

14. Related Party

Pursuant to AFI’s Bylaws dated December 30, 2009 (the Bylaws), we must, subject to certain limited exceptions, conduct all transactions with our affiliates, current or former officers or directors, or any of their respective family members on terms that are fair and reasonable and no less favorable to AFI-IO than we would obtain in a comparable arm’s-length transaction with an independent third party.

Related party transactions are primarily settled in cash. Certain related party transactions are settled by non-cash capital contributions or dividends. AFI, as a parent, has provided guarantees on certain AFI-IO loan obligations.

Notes to Condensed Combined Financial Statements (unaudited)

Ally Financial Inc. – International Operations

A summary of the balance sheet effect of transactions with AFI follows:

(in $ millions)	March 31, 2013		December 31, 2012
Assets
Investment in Ally Financial Inc. affiliated companies	$		$8
Notes receivable from Ally Financial Inc.			72

Total assets	$		$80

Liabilities
Debt payable to Ally Financial Inc.		$1,402	$1,848
Accrued expenses and other liabilities		50	45

Total liabilities		$1,452	$1,893

The debt payable to Ally Financial Inc. was paid in full by General Motors Financial Inc. during the purchase of specific entities on April 2, 2013 and June 4, 2013. Refer to Note 15 for further information.

A summary of the income statement effect of transactions with AFI follows:

Three months ended March 31, ($ in millions)	2013	2012
Net financing revenue
Interest expense on loans with Ally Financial Inc.	$20	$31
Guarantee fees expense	5	5
Other expense
Allocated corporate overhead expense (Refer to Note 1)	16	16

15. Subsequent Events

On April 1, 2013 GM Financial completed the acquisition of Ally Financial’s European and Latin American automotive finance operations except for France, Portugal and Brazil; and on June 1, 2013 completed the acquisition of Ally Financial’s automotive finance operations in France and Portugal. The aggregate consideration for these acquisitions was $2.6 billion, subject to certain closing adjustments, of which $65 million is contingent upon closing the acquisition of Ally Financial’s Brazilian automotive finance operations described below. Acquisition-related costs were insignificant. In addition GM Financial repaid loans payable to Ally Financial Inc. of $1.4 billion that were assumed as part of the acquisitions. GM Financial recorded the fair value of the assets acquired and liabilities assumed on the acquisition dates.

GM Financial’s acquisition of Ally Financial’s Brazilian automotive finance operations and the equity interest in GMAC-SAIC are subject to certain regulatory and other approvals and are expected to close in 2013 or early 2014 or as soon as practical thereafter. GM Financial expects to pay approximately 1.5 billion to close these acquisitions subject to certain closing adjustments.

We have evaluated subsequent events through August 19, 2013, the date our financial statements were issued.